Exhibit 99.1

Key Energy Services, Inc.	February 18, 2015
1301 McKinney Street
Suite 1800	Contact:
Houston, TX 77010	West Gotcher, Investor Relations
713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Reports Fourth Quarter and Full-Year 2014 Earnings

HOUSTON, TX, February 18, 2015 – Key Energy Services, Inc. (NYSE: KEG) reported fourth quarter 2014 consolidated revenues of $354.8 million and a pre-tax GAAP loss of $80.8 million, or $0.34 per share. The results for the fourth quarter include a pre-tax charge of $31.7 million, or $0.13 per share, for a true-up to the impairment charge of the Company’s U.S. assets taken in the third quarter and an additional impairment of the Company’s goodwill in the fourth quarter, pre-tax costs of $19.6 million, or $0.08 per share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigations and a pre-tax loss of $3.7 million, or $0.02 per share, on the disposal of obsolete assets. Excluding these items, the Company reported a pre-tax loss of $24.7 million, or $0.10 per share. Third quarter 2014 consolidated revenues were $365.8 million with a pre-tax GAAP loss of $97.0 million, or $0.41 per share. The results for the third quarter included a pre-tax charge of $60.8 million, or $0.25 per share, for an impairment of the Company’s U.S. assets and pre-tax costs of $16.1 million, or $0.07 per share, related to the FCPA investigations. Excluding these two items, in the third quarter the Company reported a pre-tax loss of $20.1 million, or $0.08 per share.

The following table sets forth summary data for the fourth quarter 2014 and prior comparable quarterly periods.

	Three Months Ended (unaudited)
	December 31, 2014	September 30, 2014	December 31, 2013
	(in millions, except per share amounts)
Revenues	$354.8	$365.8	$362.2
Loss attributable to Key	(52.3)	(62.2)	(12.5)
Diluted loss per share attributable to Key	(0.34)	(0.41)	(0.08)
Adjusted EBITDA*	16.1	28.1	57.3

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

For the full-year 2014, consolidated revenues were $1.43 billion, down 10.3% compared to $1.59 billion for the full-year 2013. Full-year 2014 GAAP net loss was $178.6 million, or $1.16 per share, compared to full-year 2013 GAAP net loss of $21.8 million, or $0.14 per share.

The following table sets forth summary data from continuing operations for the full-year 2014 and 2013.

	Twelve Months Ended
	December 31, 2014	December 31, 2013
	(unaudited)
	(in millions, except per share amounts)
Revenues	$1,427.3	$1,591.7
Income attributable to Key	(178.6)	(21.8)
Diluted loss per share attributable to Key	(1.16)	(0.14)
Adjusted EBITDA (unaudited)*	124.1	268.4

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

February 18, 2015

U.S. Results

We revised our reporting segments as of the fourth quarter of 2014. The revised reporting segments are U.S. Rig Services, Fluid Management Services, Coiled Tubing Services, Fishing and Rental Services, all of which previously comprised our U.S. Segment, along with our Functional Support and International Segments, which are unchanged.

Fourth quarter 2014 U.S. Rig Services revenues of $166.1 million were down 6.8% as compared to the third quarter of 2014. Fourth quarter operating income was $20.9 million, or 12.6% of revenue, compared to third quarter operating income of $28.1 million, or 15.8% of revenue. Fourth quarter results were impacted by seasonal effects, including holidays and severe weather in certain of our principal operating regions. Although revenue for this segment was down sequentially, our largest well service rigs exhibited strong performance with activity up 3% sequentially, driven by growing demand in horizontal well maintenance work.

Fourth quarter 2014 Fluid Management Services revenues of $62.1 million were down 2.7% as compared to the third quarter of 2014. Fourth quarter operating income was $0.2 million, or 0.3% of revenue, compared to third quarter operating loss of $0.1 million, or -0.2% of revenue. Fourth quarter results include a loss on the sale of obsolete frac tanks in the Bakken of $3.7 million; excluding this loss, operating income was $3.9 million, or 6.2% of revenue. More efficient use of our assets helped offset expected seasonal activity declines and yielded improved results.

Fourth quarter 2014 Fishing & Rental Services revenues of $54.5 million were down 1.7% as compared to the third quarter of 2014. Fourth quarter operating loss was $7.2 million, or -13.1% of revenue, compared to third quarter operating loss of $55.4 million, or -99.8% of revenue. During the third and fourth quarters, we recorded impairments of frac stack and well testing assets, included in our Fishing & Rental Services segment, of $60.8 million and $12.6 million, respectively. Excluding these impairments, segment operating income was $5.4 million, or 9.7% of revenue in third quarter and $5.4 million, or 10.0% of revenue, in the fourth quarter. Fourth quarter results for our traditional fishing and rental services were impacted adversely by typical seasonal effects, however, improved operational execution in our frac stack and well testing services helped to offset these seasonal factors.

Fourth quarter 2014 Coiled Tubing Services revenues of $43.5 million were up 2.7% as compared to the third quarter of 2014. Fourth quarter operating loss was $16.4 million, or -37.7% of revenue, compared to third quarter operating income of less than $0.1 million, or 0.0% of revenue. Fourth quarter results include an impairment of $19.1 million to the goodwill of this segment; excluding this impairment, operating income was $2.7 million, or 6.2% of revenue. Fourth quarter results improved as compared to the third quarter as two previously out-of-service 2 3/8” coiled tubing units returned to service, helping to offset typical seasonal factors.

International Segment

Fourth quarter 2014 International revenues were $28.6 million, up 10.3% as compared to third quarter 2014 revenues of $26.0 million. Fourth quarter operating loss was $8.8 million, or -30.9% of revenues, compared to third quarter operating loss of $9.3 million, or -35.7% of revenues. The contract that was awarded to Key by PEMEX in the third quarter contributed to the sequential revenue improvement. Costs associated with readying previously idle rigs to work under this contract offset the profit generation from our new contract.

February 18, 2015

General and Administrative Expenses

General and Administrative (G&A) expenses were $73.7 million for the fourth quarter compared to $65.2 million in the prior quarter. The sequential increase was partly attributable to expenses associated with the FCPA investigation, which increased by $3.5 million in the fourth quarter. The Special Committee of our Board of Directors currently expects to substantially complete the fact-finding phase of its FCPA investigation by the end of March 2015.

Capital Expenditures and Balance Sheet

Capital expenditures were $53.5 million during the fourth quarter 2014 and $161.6 for the full-year 2014. Key’s consolidated cash balance at December 31, 2014 was $27.3 million compared to $57.4 million at September 30, 2014. Total debt at December 31, 2014 was $748.4 million compared to total debt of $758.6 million at September 30, 2014. At the end of the quarter, there was $279.6 million available under the Company’s $400 million senior secured credit facility. Net debt to total capitalization at December 31, 2014 was 39.9%.

Overview and Outlook

Key’s Chairman, President and Chief Executive Officer, Dick Alario, stated, “We are pleased that several of our U.S. segments were able to achieve improved financial performance in the face of adverse seasonal conditions due to better operational execution. I’d like to thank Key’s managers and employees for their on-going efforts to improve our Company’s performance.

“As conditions in the U.S. services market are unfolding in 2015, we are enacting a series of cost cutting initiatives at both the corporate and field levels, which include fixed-cost, headcount and wage reductions, along with supply-chain efficiencies, in order to help mitigate margin pressures our businesses will face in this market.

“We see the economic rationale for our customers to exploit existing wellbores as one of the few resilient service opportunities in the U.S. landscape, and we also see it at the core of Key’s future. Further, we expect that as the secular trend of the aging horizontal wellbore continues, the importance of our services will continue to grow, perhaps even more so in a moderated oil price environment, and Key has positioned itself to capitalize on this element of production maintenance demand. We believe that we are taking the appropriate actions, including sizing our cost structure to survive this downturn and preserving capital, to emerge a stronger company.”

Conference Call Information

As previously announced, Key management will host a conference call to discuss its fourth quarter and full-year 2014 financial results on Thursday, February 19, 2015 at 10:00 a.m. CST. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 660-422-4879. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 69570008. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”

February 18, 2015

A telephonic replay of the conference call will be available on Thursday, February 19, 2015, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 69570008. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

February 18, 2015

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2014 (1)	September 30, 2014 (1)	December 31, 2013 (1)	December 31, 2014 (1)	December 31, 2013
REVENUES	$354,802	$365,798	$362,164	$1,427,336	$1,591,676
COSTS AND EXPENSES:
Direct operating expenses	266,354	272,112	259,881	1,059,651	1,114,462
Depreciation and amortization expense	46,535	50,924	55,934	200,738	225,297
General and administrative expenses	73,675	65,224	48,107	249,646	221,753
Impairment expense	31,697	60,792	—	121,176	—

Operating income (loss)	(63,459)	(83,254)	(1,758)	(203,875)	30,164

Interest expense, net of amounts capitalized	13,830	13,417	13,602	54,227	55,204
Other (income) loss, net	3,463	348	75	1,009	(803)

Loss before tax income taxes	(80,752)	(97,019)	(15,435)	(259,111)	(24,237)

Income tax benefit	28,448	34,790	2,917	80,483	3,064

Net loss	(52,304)	(62,229)	(12,518)	(178,628)	(21,173)

Income attributable to noncontrolling interest	—	—	—	—	595

LOSS ATTRIBUTABLE TO KEY	$(52,304)	$(62,229)	$(12,518)	$(178,628)	$(21,768)

Loss per share attributable to Key:
Basic and diluted	$(0.34)	$(0.41)	$(0.08)	$(1.16)	$(0.14)

Weighted average shares outstanding:
Basic and diluted	153,501	153,550	152,335	153,371	152,271

1)	Unaudited

February 18, 2015

Condensed Consolidated Balance Sheets (in thousands):

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,304	$28,306
Other current assets	406,491	477,847

Total current assets	433,795	506,153

Property and equipment, net	1,235,258	1,365,646
Goodwill	582,739	624,875
Other assets, net	81,706	90,796

TOTAL ASSETS	$2,333,498	$2,587,470

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$77,631	$58,826
Other current liabilities	164,227	173,518

Total current liabilities	241,858	232,344

Long-term debt, less current portion	748,426	763,981
Other non-current liabilities	285,151	340,052

Equity	1,058,063	1,251,093

TOTAL LIABILITIES AND EQUITY	$2,333,498	$2,587,470

Consolidated Cash Flow Data (in thousands, unaudited):

	Twelve Months Ended
	December 31, 2014	December 31, 2013
	(unaudited)
Net cash provided by operating activities	$164,168	$228,643
Net cash used in investing activities	(146,840)	(160,881)
Net cash used in financing activities	(22,058)	(85,492)
Effect of exchange rates on cash	3,728	87

Net decrease in cash and cash equivalents	(1,002)	(17,643)
Cash and cash equivalents, beginning of period	28,306	45,949

Cash and cash equivalents, end of period	$27,304	$28,306

February 18, 2015

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended (Unaudited)
Revenues	December 31, 2014	September 30, 2014	December 31, 2013
U.S Rig Services	$166,095	$178,220	$165,964
Fluid Management Services	62,096	63,818	64,214
Coiled Tubing Services	43,452	42,309	41,152
Fishing & Rental Services	54,546	55,502	52,754
International	28,613	25,949	38,080

Consolidated Total	$354,802	$365,798	$362,164

Operating Income (Loss)
U.S Rig Services	$20,947	$28,137	$35,485
Fluid Management Services	164	(142)	3,802
Coiled Tubing Services	(16,391)	16	3,602
Fishing & Rental Services	(7,162)	(55,415)	4,078
International	(8,839)	(9,256)	(20,213)
Functional Support	(52,178)	(46,594)	(28,512)

Consolidated Total	$(63,459)	$(83,254)	$(1,758)

Operating Income (Loss) % of Revenues
Rig-Based Services	12.6%	15.8%	21.4%
Fluid Management Services	0.3%	(0.2)%	5.9%
Coiled Tubing Services	(37.7)%	0.0%	8.8%
Fishing & Rental Services	(13.1)%	(99.8)%	7.7%
International	(30.9)%	(35.7)%	(53.1)%
Consolidated Total	(17.9)%	(22.8)%	(0.5)%

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Revenues	(Unaudited)
U.S Rig Services	$679,045	$673,465
Fluid Management Services	249,589	271,709
Coiled Tubing Services	173,364	193,184
Fishing & Rental Services	212,598	238,611
International	112,740	214,707

Consolidated Total	$1,427,336	$1,591,676

Operating Income (Loss)
U.S Rig Services	$96,387	$133,558
Fluid Management Services	3,327	4,038
Coiled Tubing Services	(10,819)	23,427
Fishing & Rental Services	(58,944)	31,309
International Operations	(65,432)	(26,657)
Functional Support	(168,394)	(135,511)

Consolidated Total	$(203,875)	$30,164

Operating Income (Loss) % of Revenues
Rig-Based Services	14.2%	19.8%
Fluid Management Services	1.3%	1.5%
Coiled Tubing Services	(6.2)%	12.1%
Fishing & Rental Services	(27.7)%	13.1%
International	(58.0)%	(12.4)%
Consolidated Total	(14.3)%	1.9%

February 18, 2015

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.

Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net loss	$(52,304)	$(62,229)	$(12,518)
Income tax benefit	(28,448)	(34,790)	(2,917)
Interest expense, net of amounts capitalized	13,830	13,417	13,602
Interest income	(19)	(14)	(90)
Depreciation and amortization	46,535	50,924	55,934

EBITDA	$(20,406)	$(32,692)	$54,011

% of revenues	-5.8%	-8.9%	14.9%

Severance costs	1,086	—	3,337
Impairment expense	31,697	60,792	—
Loss on sales of assets	3,700	—	—

Adjusted EBITDA*	$16,077	$28,100	$57,348

% of revenues	4.5%	7.7%	15.8%

Revenues	$354,802	$365,798	$362,164

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

February 18, 2015

	Twelve Months Ended
	December 31,	December 31,
	2014	2013
Net loss	$(178,628)	$(21,173)
Income tax benefit	(80,483)	(3,064)
Income attributable to noncontrolling interest, excluding depreciation and amortization	—	(1,369)
Interest expense, net of amounts capitalized	54,227	55,204
Interest income	(81)	(219)
Depreciation and amortization	200,738	225,297

EBITDA	$(4,227)	$254,676

% of revenues	-0.3%	16.0%

Severance costs	3,413	9,658
Impairment expense	121,176	—
Cancellation fees	—	1,937
Loss on sales of assets	3,700	—
Executive retirement	—	2,153

Adjusted EBITDA*	$124,062	$268,424

% of revenues	8.7%	16.9%

Revenues	$1,427,336	$1,591,676

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

	Three Months Ended December 31, 2014
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$20,463	$(13)	$(16,526)	$(7,325)	$(8,577)	$(40,326)	$(52,304)
Income tax benefit	—	—	—	—	(2,836)	(25,612)	(28,448)
Interest expense, net of amounts capitalized	—	—	1	—	3	13,826	13,830
Interest income	—	—	—	—	(18)	(1)	(19)
Depreciation and amortization	15,024	7,336	5,720	8,358	6,923	3,174	46,535

EBITDA	$35,487	$7,323	$(10,805)	$1,033	$(4,505)	$(48,939)	$(20,406)

% of revenues	21.4%	11.8%	-24.9%	1.9%	-15.7%	0.0%	-5.8%

Severance costs	29	86	9	—	241	721	1086
Impairment expense	—	—	19,100	12,597	—	—	31,697
Loss on sales of assets	—	3,700	—	—	—	—	3,700

Adjusted EBITDA*	$35,516	$11,109	$8,304	$13,630	$(4,264)	$(48,218)	$16,077

% of revenues	21.4%	17.9%	19.1%	25.0%	-14.9%	0.0%	4.5%

Revenues	$166,095	$62,096	$43,452	$54,546	$28,613	—	$354,802

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

February 18, 2015

	Twelve Months Ended December 31, 2014
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$96,922	3,581	(10,443)	(58,794)	(57,206)	(152,688)	(178,628)
Income tax benefit	—	—	—	—	(11,718)	(68,765)	(80,483)
Interest expense, net of amounts capitalized	—	—	—	—	32	54,195	54,227
Interest income	—	—	—	—	(54)	(27)	(81)
Depreciation and amortization	59,190	31,870	23,375	44,004	30,311	11,988	200,738

EBITDA	$156,112	$35,451	$12,932	$(14,790)	$(38,635)	$(155,297)	$(4,227)

% of revenues	23.0%	14.2%	7.5%	-7.0%	-34.3%	0.0%	-0.3%

Severance costs	122	86	9	32	2,251	913	3,413
Impairment expense	—	—	19,100	73,389	28,687	—	121,176
Loss on sales of assets	—	3,700	—	—	—	—	3,700

Adjusted EBITDA*	$156,234	$39,237	$32,041	$58,631	$(7,697)	$(154,384)	$124,062

% of revenues	23.0%	15.7%	18.5%	27.6%	-6.8%	0.0%	8.7%

Revenues	$679,045	$249,589	$173,364	$212,598	$112,740	—	$1,427,336

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as loss on debt extinguishment, certain other gains or losses, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

February 18, 2015

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•	EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

February 18, 2015

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational and activity expectations, international growth, and anticipated financial performance for 2015. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key’s expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key’s businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key’s ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks regarding the timing or conclusion of the FCPA investigations; risks affecting Key’s international operations, including risks that Key may not be able to achieve its international growth and mobilization strategy in the foreign countries in which Key operates; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key’s operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; risks that Key may not be able to refinance its credit facility as expected; risks that Key may not have sufficient liquidity; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.